Exhibit 99.1

Caribbean Asset Holdings, LLC
and Subsidiaries

Consolidated Financial Statements

May 31, 2016

Contents

Independent auditors’ report	1-2

Consolidated financial statements

Consolidated balance sheet	3

Consolidated statement of operations and comprehensive loss	4

Consolidated statement of changes in member’s equity	5

Consolidated statement of cash flows	6

Notes to consolidated financial statements	7-28

Independent Auditors’ Report

The Sole and Managing Member

Caribbean Asset Holdings, LLC:

We have audited the accompanying consolidated financial statements of Caribbean Asset Holdings, LLC and subsidiaries (the Company), which comprise the consolidated balance sheet as of May 31, 2016, and the related consolidated statements of operations and comprehensive loss, changes in member’s deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caribbean Asset Holdings, LLC and subsidiaries as of May 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Juan, Puerto Rico
September 15, 2016

Caribbean Asset Holdings, LLC and Subsidiaries

Consolidated Balance Sheet

May 31, 2016

(Amounts in Thousands)

Assets

Current assets:
Cash and cash equivalents	$9,108
Accounts receivable, net	6,328
Materials and supplies	6,680
Prepayments and other current assets	2,424
Total current assets	24,540

Property, plant and equipment, net	101,845
Intangible assets, net	12,399
Goodwill	19,710
Other assets	1,692
Total assets	$160,186

Liabilities and Member’s Deficit

Current liabilities:
Current maturities of long-term debt	$97,984
Accounts payable	8,459
Accrued and other current liabilities	9,579
Pension and other postretirement benefit liabilities	407
Customer deposits and advance payments	7,824
Total current liabilities	124,253

Deferred tax liability	2,358
Long-term debt, less current maturities	90,723
Pension and other postretirement benefit liabilities	27,424
Total liabilities	244,758

Commitments and contingencies

Member’s deficit:
Paid-in capital	165,627
Accumulated deficit	(240,069)
Accumulated other comprehensive loss	(9,764)
Total Caribbean Asset Holdings, LLC and Subsidiaries member’s deficit	(84,206)
Non-controlling interest	(366)
Total member’s deficit	(84,572)
Total liabilities and member’s deficit	$160,186

See notes to consolidated financial statements.

Caribbean Asset Holdings, LLC and Subsidiaries

Consolidated Statement of Operations and Comprehensive Loss

Year Ended May 31, 2016

(Amounts in Thousands)

Revenues	$101,031

Operating expenses:
Cost of revenues	72,721
Selling, general and administrative	9,710
Depreciation and amortization	22,731
Impairment of goodwill	1,070
Loss on disposal of property, plant and equipment	645
Total operating expenses	106,877

Operating loss	(5,846)

Other expense	97
Interest expense	4,825
Net loss before income taxes	(10,768)
Income tax expense	1
Net loss	(10,769)

Less: net loss attributable to non-controlling interest	(29)

Net loss attributable to member	$(10,740)

Comprehensive loss:
Net loss	$(10,769)
Pension and post-retirement benefit costs	(5,517)
Comprehensive loss	$(16,286)

See notes to consolidated financial statements.

Caribbean Asset Holdings, LLC and Subsidiaries

Consolidated Statement of Changes in Member’s Deficit

Year Ended May 31, 2016

(Amounts in Thousands)

			Accumulated	Deficit In
			Other	Caribbean Asset	Non-	Total
	Paid-In	Accumulated	Comprehensive	Holdings, LLC	controlling	Member’s
	Capital	Deficit	Loss	and Subsidiaries	Interest	Deficit

Balance, May 31, 2015	$165,627	$(229,329)	$(4,247)	$(67,949)	$(337)	$(68,286)
Net loss	—	(10,740)		(10,740)	(29)	(10,769)
Other comprehensive loss	—	—	(5,517)	(5,517)	—	(5,517)
Balance, May 31, 2016	$165,627	$(240,069)	$(9,764)	$(84,206)	$(366)	$(84,572)

See notes to consolidated financial statements

Caribbean Asset Holdings, LLC and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended May 31, 2016

(Amounts in Thousands)

Cash flows from operating activities:
Net loss	$(10,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,731
Recapture of provision for bad debts	(374)
Impairment of goodwill	1,070
Loss on disposal of property, plant and equipment	645
Changes in operating assets and liabilities:
Accounts receivable	(453)
Materials and supplies	194
Prepayments and other current assets	(264)
Other assets	(935)
Accounts payable	1,336
Accrued and other current liabilities	(5,837)
Customer deposits and advance payments	(357)
Pension and other post-retirement liabilities	638
Net cash provided by operating activities	7,625

Cash flows from investing activities:
Purchases of property and equipment	(11,355)
Proceeds from sale of property and equipment and assets held for sale	5,010
Net cash used in investing activities	(6,345)

Cash flows from financing activities:
Borrowings on long-term debt	88,280
Payments on long-term debt	(83,946)
Net cash provided by financing activities	4,334
Net increase in cash and cash equivalents	5,614

Cash and cash equivalents:
Beginning of year	3,087

End of year	$8,701

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$5,537

Non-cash transaction:
Change in pension obligation recorded in other comprehensive loss	$(5,517)

See notes to consolidated financial statements.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 1.                                 Nature of Organization and Basis of Presentation

Nature of organization: Caribbean Asset Holdings, LLC (the Company or CAH) operates as a holding company for the following subsidiaries:

DTR Holdings, LLC (DTR) is wholly-owned by CAH. DTR operates as a holding company for the following wholly-owned subsidiaries:

Virgin Islands Telephone Corporation (Vitelco or Innovative Telephone): Vitelco is the incumbent local exchange carrier (ILEC) in the U.S. Virgin Islands and provides local fixed wireline telephone service in the U.S. Virgin Islands. The fixed wireline telephone business is regulated by the Virgin Islands Public Services Commission (the VIPSC or Commission) and Federal Communications Commission (FCC). Under the 1996 Telecommunications Act, the Company qualifies as a rural carrier and enjoys certain tax and regulatory benefits.

Innovative Long Distance, Inc. (ILD): ILD is the long-distance service provider to the U.S. Virgin Islands, providing interstate and international voice and data services.

Vitelcom Cellular, Inc. (Innovative Wireless): Innovative Wireless provides wireless telephone network coverage service, including traditional billed and prepaid wireless plans, to the U.S. Virgin Islands and surrounding areas.

VI PowerNet, LLC (VIP): VIP operates Innovative PowerNet (VPN), an internet service provider in the U.S. Virgin Islands, offering high-speed and dial-up internet access, email, video streaming, and web hosting. VIP also operates Innovative Business Systems (IBS), which sells, leases and services business telephone systems for businesses and government agencies in the U.S. Virgin Islands.

Caribbean Communications Corp. (Innovative Cable TV St. Thomas-St. John): Innovative Cable TV St. Thomas-St. John is the exclusive cable television provider to commercial and residential customers on the islands of St. Thomas and St. John in the U.S. Virgin Islands.

St. Croix Cable T.V., Inc. (Innovative Cable TV St. Croix): Innovative Cable TV St. Croix provides similar services to those offered by Innovative Cable TV St. Thomas-St. John to customers on the island of St. Croix in the U.S. Virgin Islands.

iCC TV, Inc. (TV2): TV2 operates a cable television studio that produces a cable channel that carries CBS network programming and is available only to Innovative Cable TV St. Thomas-St. John and Innovative Cable TV St. Croix customers.

Group B-200, Inc. (GB2): GB2 owns and operates the Company’s aircraft.

BVI Asset Holdings, LLC and its wholly-owned subsidiary B.V.I. Cable T.V. Ltd. (together, BVI Cable) are wholly owned by CAH. BVI Cable is the sole provider of cable television services to customers in the British Virgin Islands.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 1.                                 Nature of Organization and Basis of Presentation (Continued)

STM Asset Holdings, LLC and its wholly-owned subsidiary Caribbean Teleview Services, N.V. (St. Maarten Cable) are wholly owned by CAH. St. Maarten Cable provides cable television services and internet services to the “Dutch Side” of the island in St. Maarten.

The Company was a wholly-owned subsidiary of National Rural Utilities Cooperative Finance Corporation (CFC) (see Note 16).

Basis of presentation: The transfer of control of the U.S. Virgin Islands-based operating businesses of Innovative Communication Corporation (ICC) to CAH was completed on October 6, 2010. The transfer of control of the British Virgin Islands-based and St. Maarten-based operating businesses of ICC to CAH was completed on March 1, 2011.

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (U.S. GAAP). The Company’s largest wholly-owned subsidiary, Vitelco, is a regulated phone company and follows practices appropriate to the telephone industry as prescribed by Part 32 of the Uniform System of accounts prescribed by the FCC.

Vitelco is principally engaged in providing local telephone service and access to long-distance service in the U.S. Virgin Islands. Vitelco follows the accounting standards for regulated enterprises. This accounting practice recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, Vitelco is required to depreciate telecommunications property and equipment over the useful lives approved by regulators, which could be different than the estimated useful lives that would otherwise be determined by management. In addition, Part 32 rules prescribed by the FCC provides for deprecation of regulatory assets in excess of costs to include costs of removal less any salvage value in the rate setting process. Vitelco is also required to defer certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of regulated enterprise accounting include: (1) increasing competition restricting the ability of Vitelco to establish prices that allow it to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Vitelco periodically reviews the criteria to determine whether the continuing application of regulatory accounting remains appropriate. In the event a portion of Vitelco’s operations are no longer subject to the provisions under the regulated enterprise standards, Vitelco would be required to write-off regulatory assets and liabilities that are not specifically recoverable through regulated rates. As of and for the year ended May 31, 2016, based on the Company’s review, the continuing application of the regulated enterprise accounting standards remains appropriate. See Note 12 for more details about the rate setting process for Vitelco.

Vitelco is subject to reviews and audits by regulatory agencies. The effect of these reviews and audits, if any, are recorded in the period that they become known and determinable. The Vitelco results included in CAH’s consolidated financial statements continue to reflect adjustments required under the regulated enterprise accounting standards although CAH itself is not a regulated entity.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 1.                                 Nature of Organization and Basis of Presentation (Continued)

The operations of St. Maarten Cable are subject to oversight by the St. Maarten Ministry; the operations of BVI Cable are subject to oversight by the Telecommunications Regulatory Commission (TRC). St. Maarten Cable and BVI Cable may be subject to review or audits by these regulatory agencies. The effect of any reviews and audits will be recorded in the period that they become known and determinable. The operations of St. Maarten Cable and BVI Cable do not meet the definition of regulated operations, and therefore, the provisions of the regulated enterprise accounting standards have not been applied to these businesses.

Note 2.                                 Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. Several subsidiaries have a .5% ownership interest by an unrelated party (see Note 15). Its interest in the Company’s subsidiaries is reflected as non-controlling interest in the Company’s consolidated financial statements. All inter-company accounts and transactions are eliminated in consolidation.

Revenue recognition: The Company recognizes revenue and the related account receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) ownership has transferred to the customer, (3) the selling price is fixed and determinable, and (4) collectability is reasonably assured. Revenue that is billed in advance is initially deferred as a component of customer deposits and advance billings on the balance sheet and recognized as revenue over the period that the services are provided. Revenue billed in arrears is recognized as revenue in the period that services are provided. Revenue for each of the Company’s operating companies is recognized as follows:

Wireline revenues: Revenues include local exchange service revenues, toll access charge revenues, Universal Service Fund (USF) revenues, and directory advertising revenues. Local exchange service revenues and toll access charge revenues are recognized based upon charges assessed under the Company’s local and interstate access tariffs filed with the VIPSC and FCC. Revenues are recorded at the time services are provided, regardless of the period in which they are billed or collected. Toll access charges are billed by the Company to long-distance carriers for interconnection with local facilities and to end-user business and residential customers for access to long-distance facilities. The Company’s interstate access rates are subject to price cap regulation and are adjusted annually based on indexes published by the FCC.

USF revenues are collected monthly from the Universal Service Administrative Company (USAC) based on the Company’s costs of providing services. USF revenues are recognized under an accrual basis when earned.

Directory advertising revenue and associated costs are recognized over a twelve month period at the time the directories are published and distributed.

Wireless, cable and television, and other service revenues: Wireless, cable and television, and other service revenues are recognized at the time services are provided, regardless of the period in which they are billed or collected.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 2.                                 Significant Accounting Policies (Continued)

Property, plant and equipment: Property, plant and equipment purchased through acquisitions is stated at its fair value at the date of acquisition. Property, plant and equipment owned by Vitelco is stated at original cost. Since property, plant and equipment of Vitelco are considered regulated assets and regulated assets are generally required to be carried at costs allowed to be recovered through the rate making process, any excess in fair value associated with acquired regulatory assets as a result of a business combination is captured in a balance sheet account titled Telecommunications Plant Adjustment (TPA, see Note 4) included within property, plant and equipment, net in the accompanying consolidated balance sheets.

Expenditures for improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed when incurred.

The property, plant and equipment held by Vitelco are considered regulatory assets and are accounted for in accordance with regulated entity accounting principles; property, plant and equipment held by all other consolidated entities are unregulated. Regulatory property, plant and equipment and other is recognized as follows:

Regulatory property, plant and equipment: Depreciation of regulated property, plant and equipment is computed principally using the equal life group method on outside plant used to provide interstate access (placed in service after December 31, 1989) and using the equal life group method on local regulated plant (placed in service after December 31, 1991). Amortization on the TPA is calculated straight-line using the composite life of the underlying acquired assets. The original cost of depreciable property retired plus its cost of removal less any salvage value realized is charged to accumulated depreciation. No gain or loss is recognized in connection with ordinary retirements of depreciable property. See Note 12 for more details about the rate setting process for Vitelco.

Other property, plant and equipment: Depreciation of unregulated property, plant and equipment is computed by the straight-line method, and any gain or loss on retirement is recorded.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There were no impairment charges recorded for the year ended May 31, 2016

Intangible assets and goodwill: Intangible assets consist primarily of licenses, engineering drawings, franchise agreements, trademarks and customer relationships. Goodwill represents the excess of total acquisition cost over assigned value of identifiable tangible and intangible assets that were acquired in a business combination.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 2.                                 Significant Accounting Policies (Continued)

The Company tests goodwill and intangible assets with indefinite useful lives for impairment at least annually or if an event occurs that potentially triggers an impairment issue. Intangible assets with definite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For goodwill and indefinite-lived intangibles, the Company generally performs an assessment of impairment each year on March 1 or at an interim date if events indicate potential impairment. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the reporting unit’s goodwill in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. Considering the pendency of the sales transaction with Atlantic Tele-Network, Inc., the Company performed a qualitative assessment of potential impairment indicators and concluded that no quantitative assessment was required.

As more fully described in Note 16, the sales transaction between Atlantic Tele-Network, Inc. and the Company was completed on July 1, 2016.  As a result of certain settlement reductions in the purchase price, the Company recorded an impairment to Vitelco’s goodwill of $1,070.

Materials and supplies: Materials and supplies consist of items on-hand that are expected to be used in operations and are valued using average cost methods. Provision has been made to reduce any obsolete or unusable materials to their estimated useful or scrap values.

Cash and cash equivalents: The Company considers all investments with an original maturity date of three months or less to be cash equivalents. Cash equivalents include $172 of money market funds at May 31, 2016.

Concentration of cash and uninsured cash balances: The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable: The Company extends credit to its commercial and residential customers based on its service agreement with the Company. Service disconnection is the primary vehicle for controlling losses and allows the Company to reduce its accounts receivable exposure. Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate for the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 2.                                 Significant Accounting Policies (Continued)

Assets held for sale: The Company presents assets that are marketed for sale and expects to be sold within a year of the balance sheet date as assets held for sale. Assets held for sale are recorded at the lower of their carrying value, or estimated fair value less costs to sell. The Company sold assets held for sale for $5,000 in 2016.  As of May 31, 2016, the Company did not have any assets held for sale.

Income tax: The Company is considered a disregarded entity for U.S. income tax purposes. Accordingly, the Company is not subject to U.S. income tax. Any taxable income and related deductions or credits of the Company is reported on the return of CFC. Each of its subsidiaries file separate income tax returns, as required, either on a consolidated basis with respective subsidiaries, or on an individual separate company basis as appropriate, with jurisdictions in which operations are conducted.

Deferred income taxes are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of various assets and liabilities using the tax rates expected to be in effect for the year in which the differences are expected to reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

The accounting standards for uncertainty in income taxes prescribe a recognition threshold and a measurement attribute for tax positions taken, or expected to be taken, in a tax return that may not be sustainable. Interest and penalties, if any, are recorded as interest expense and other expense, respectively, and are excluded from income tax expense.

Taxes imposed by governmental authorities: The Company is subject to taxes assessed by various governmental authorities on transactions with its customers. These specific taxes are charged to and collected from the Company’s customers and subsequently remitted to the appropriate taxing authorities. The taxes are accounted for on a net basis and excluded from revenues and expenses.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, the recoverability of intangible and other long-term assets, valuation of deferred tax assets and estimates included in the valuation of employee benefit obligations.

Fair value of financial instruments: Due to their short maturities, the carrying values of the Company’s financial instruments, including cash, accounts receivable, accounts payable and customer deposits of advanced payments approximate their fair values as of May 31, 2016.

The carrying value of the Company’s long-term debt approximates fair value due to the variable interest rates associated with the long-term debt agreements and based on final outcome of the sale which took place on July 1, 2016.

Advertising: Costs for newspaper and other media advertising are expensed as incurred and were approximately $823 for the year ended May 31, 2016.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 2.                                 Significant Accounting Policies (Continued)

Pension and other postretirement plans: The Company has a noncontributory defined benefit pension plan covering substantially all of its employees upon their retirement. The benefits are based on age, years of service and the level of compensation during the five years before retirement. The Company also sponsors a defined benefit health care plan for substantially all retirees and full-time employees.

The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modification to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications of those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Recent accounting pronouncements: In August 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern, which provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. This ASU is effective for annual reporting periods beginning after December 15, 2016, and early application is not permitted. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In May 2014, the FASB issued (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09). ASU 2014-09 will supersede the revenue recognition requirements in Topic 605, Revenue Recognition — Construction-Type and Production — Type Contracts, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date, to defer the effective date for the new revenue standard for all entities by one year, thus for nonpublic entities these amendments will be effective for annual reporting periods beginning after December 15, 2018. Early adoption with certain restrictions is permitted for nonpublic entities. The Company is currently evaluating the effect of adoption of ASU 2014-09 on the Company’s financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.  The Company is currently evaluating the impact the adoption of  ASU 2016-02 will have on the consolidated financial statements.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 3.                                 Accounts Receivable

Accounts receivable as of May 31, 2016, consist of:

Accounts receivable — subscribers	$3,959
Accounts receivable — connecting companies	598
Accounts receivable — other	2,985
7,542
Less allowance for doubtful accounts	(1,214)
$6,328

As of May 31, 2016, accounts receivable includes approximately $521, from the U.S. Virgin Islands government and governmental agencies in subscriber balances. In addition, accounts receivable other includes approximately $1,363 from the National Exchange Carrier Association (NECA), a membership association of U.S. local telecommunications companies as of May 31, 2016.

Note 4.                                 Property, Plant and Equipment

Property, plant and equipment as of May 31, 2016, consist of the following:

Telecommunications plant adjustment	$32,537
Land and support assets	41,810
Building and improvements (other than land and support assets)	2,675
Telephone pipeline	5,336
Telephone plant and equipment	146,318
Cable and television plant and equipment	27,668
Furniture and equipment	14,461
Vehicles	561
Computer software and equipment	114
Internet equipment	1,291
Construction work in process	8,631
Total property and equipment	281,402
Less accumulated depreciation and amortization	(179,557)
Property, plant and equipment, net	$101,845

During the year ended May 31, 2016, the Company capitalized approximately $733, of interest costs in property, plant and equipment.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 4.                                 Property, Plant and Equipment (Continued)

Depreciation and amortization expense on property, plant and equipment was approximately $21,968 for the year ended May 31, 2016. Depreciation and amortization is provided over the following useful lives by major asset class:

Years

Telecommunications plant adjustment	25
Building and improvements (other than land and support assets)	1 – 40
Telephone pipeline	10 – 30
Telephone plant and equipment	1 – 50
Cable and television plant and equipment	3 – 50
Furniture and equipment	2 – 20
Vehicles	3 – 10
Computer software and equipment	2 – 10
Internet equipment	3 – 10

Consistent with FCC Part 32 Group Accounting rules, at the time of retirement of depreciable operating telecommunications plant in Vitelco, accumulated depreciation shall be charged with the original cost of the property being retired and the relevant plant accounts credited with the original cost of the property being retired.  In 2016, Vitelco retired $214,000 of legacy plant coincident with the completion of the network modernization project.  No change in the Telecommunications Plant Adjustment asset account was made coincident with the retirement of legacy plant as that asset category is considered a separate asset and is separately amortized.

The Company uses network resources owned by other companies for portions of the network. The Company obtains the right to use certain capacity bandwidth through indefeasible right of use (IRU) agreements that range from 15 to 25 years. Included in property, plant and equipment at May 31, 2016 are IRU’s with a recorded value of $6,530 and accumulated depreciation of $2,351.

During 2016, the Company continued to invest in infrastructure and upgrading the network that provides service to customers. The Company includes construction costs incurred for which the asset has not been placed into service in construction in process.

Note 5.                                 Intangible Assets

Intangible assets as of May 31, 2016, consist of the following:

	Carrying	Accumulated	Net
	Value	Amortization	Value
Indefinite-lived intangible assets:
Tradename	$8,215	$—	$8,215
Franchise agreement	625	—	625
Definite-lived intangible assets:
Customer relationships	12,384	(9,656)	2,728
Protected cell license (Note 15)	1,228	(397)	831
Total intangible assets	$22,452	$(10,053)	$12,399

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 5.                                 Intangible Assets (Continued)

Amortization expense was $763 for the year ended May 31, 2016. Customer relationships are amortized using the double-declining balance method. Protected cell license is amortized using the straight line method.

Amortization is provided over the following useful lives:

Customer relationships	4 – 10
Protected cell license	15

Amortization expense of definite-lived intangible assets for the next five years is expected to be as follows:

Amount

Years ending May 31:
2017	$710
2018	710
2019	710
2020	710
2021	301
Thereafter	418
$3,559

Note 6.                                 Long-Term Debt

Long-term debt consists of the following as of May 31, 2016:

Term loan A	$44,099
Term loan B	36,507
Term loan C	19,214
Secured revolving line of credit	88,815
Other	71
188,707
Less current maturities	(97,984)
$90,723

On October 6, 2010, the Company entered into a term loan agreement (the Term Loan) and a secured revolving line of credit agreement (the Line of Credit) with the Company’s sole member, CFC.

The Term Note represent a promissory note for advances up to $113,000. The Term Note is divided into three sub-notes: Term Loan A, Term Loan B, and Term Loan C. The Term Loan is secured by a mortgage and security agreement, pledging certain property owned by the Company.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 6.                                 Long-Term Debt (Continued)

Term Loan A represents advances of up to $55,000 of borrowings and bears interest at a variable rate published by CFC (2.9% at May 31, 2016). Payments of principal and accrued interest are due quarterly beginning March 31, 2011 through the maturity date in October 2025, based on a 15-year amortization schedule.

Term Loan B represents advances of up to $38,000 and bears interest at a variable rate published by CFC (2.9% at May 31, 2016). Interest-only payments were due quarterly through December 2014. Payments of principal and accrued interest are due quarterly thereafter through the maturity date in October 2025, based on an 11-year amortization schedule.

Term Loan C represents advances of up to $20,000 and bears interest at a variable published by CFC (2.9% at May 31, 2016). Interest-only payments were due quarterly through December 31, 2014. Payments of principal and accrued interest are due quarterly thereafter through the maturity date in October 2025, based on an 11-year amortization schedule.

Prior to December 31, 2014, Term Loan B and Term Loan C functioned as a revolver, allowing the Company to make borrowings up to the available amount of each term loan and to make repayment of these advances at its discretion. Beginning in December 2014, the term loans were converted to term loans with fixed principal and interest payments.

The $75,000 Line of Credit was increased to $90,000 in 2014 and matures in December 2016 through subsequent amendments that extended the maturity date. The Line of Credit bears interest at a variable rate published by CFC (2.9% at May 31, 2016). Interest is due and payable quarterly. The Line of Credit is secured by a mortgage and security agreement, pledging certain property owned by the Company. The agreement also provides for CFC to issue letters of credit of up to $5,000 upon request of the Company.

The annual requirements for principal payments on the long-term debt agreements existing at May 31, 2016, are as follows:

Amount

Years ending May 31:
2017	$97,984
2018	9,439
2019	9,716
2020	10,002
2021	10,296
Thereafter	51,270
$188,707

The Company leases a fleet of vehicles under capital leases and has financed certain insurance premiums that are due through 2017.

As more fully described in Note 16, the sales transaction with Atlantic Tele-Network, Inc. took place on July 1, 2016 and as a result, the debt was canceled.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 7.                                 Operating Leases

In addition to the capital leases noted above, the Company leases land, warehouses, offices, cable capacity and other property under leases expiring at various times through 2034. Future minimum lease commitments on these leases are as follows:

2017	$2,368
2018	2,278
2019	2,301
2020	2,323
2021	1,755
Thereafter	5,795
$16,820

The Company also leases other property and equipment on month-to-month leases. The total operating lease expense included in the statement of operations for the year ended May 31, 2016 is approximately $2,655.

Note 8.                                 Revenues

Revenues for the year ended May 31, 2016, consist of:

Wireline service revenues	$66,213
Wireless service revenues	2,699
Cable and television revenues	32,050
Other	69
$101,031

Note 9.                                 Income Taxes

The Company accounts for income taxes by the use of the liability method of accounting for deferred income taxes. The Company has also implemented the rules for accounting for uncertain tax positions. These rules were issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of May 31, 2016, the Company has not recorded any unrecognized tax benefits. As of May 31, 2016, the Company does not expect its unrecognized tax benefits to change significantly over the next 12 months, other than expiration of statutes and limitations.

The Company and its subsidiaries file income tax returns in the United States, US Virgin Islands, St. Maarten and the British Virgin Islands. The US Virgin Islands income taxing authority utilizes the United States Internal Revenue Code of 1986, and applies a “mirror system” whereby “Virgin Islands” is substituted for “United States” wherever necessary to give the Code the proper effect in the US Virgin Islands. The years that remain subject to examination include 2012 through 2015.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 9.                                 Income Taxes (Continued)

Net deferred tax assets and liabilities consist of the following components as of May 31, 2016:

Deferred tax assets:
Pension	$9,736
Loss carryforwards	51,151
Intangible assets and goodwill	17,505
Property, plant and equipment	13,613
Other	3,089
95,094
Less valuation allowance	(94,541)
Net deferred tax assets	553
Deferred tax liabilities:
Indefinite life intangible assets	(2,358)
Prepayments	(553)
Net deferred tax liabilities	$(2,358)

At May 31, 2016, the Company has a valuation allowance of $94,541 on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. During the year ended May 31, 2016, the Company increased the valuation by $3,458. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The Company has loss carryforwards in the USVI of approximately $127,300 and in St. Maarten of approximately $6,203 that begin to expire in 2032.

During 2016, any deferred tax benefits were mostly reserved for through the valuation allowance. The effective tax rate on income differs from the blended statutory rate. The following summary reconciles taxes at the blended statutory rate with the effective tax rate for the year ended May 31, 2016:

Effective Tax Rate:
Blended statutory rate	$(3,824)	35.60%
Permanent items	425	-3.96%
Valuation Reserve	3,398	-31.64%
	$(1)	0.00%

The Company intends to reinvest future earnings indefinitely within each country. As a result, it is not practicable to determine the amount of the unrecognized deferred income tax liability related to future foreign earnings. Accordingly, the Company has not recorded deferred taxes for the difference between the financial and tax basis investment in foreign entities. Based on limited cumulative earnings from foreign operations, the Company expects the unrecognized deferred assets or liabilities to be an immaterial component of its consolidated financial statements.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 10.                          EDC Tax Benefits

Vitelco and ILD (together, V-ILD) were granted a five-year exemption from the Virgin Islands gross receipts and property taxes (EDC tax benefits) by the Virgin Islands Economic Development Commission (EDC). The exemption covered the period September 1, 2009 through August 31, 2014, whereby Vitelco and ILD received 90/90/90/40/35 percent of the benefit for these respective years. The certificate also required the Company to invest a minimum of $15,000 on top of prior VI Public Service Commission requirements in new capital projects during the period, contribute $120 to charitable causes and $200 to the technology school during each year of benefits and maintain a minimum number of employees during the period. The exemption expired August 31, 2014, and has not been renewed.

Note 11.                          Pension and Retirement Plans

Pension and Postretirement Benefits

For the year ended May 31, 2016, DTR’s employees located in the US Virgin Islands participated in the following pension and postretirement plans sponsored by DTR (the Sponsor).

•                  Noncontributory defined benefit pension plan for salaried employees who are not members of a collective bargaining unit (salaried pension plan).

•                  Noncontributory defined benefit pension plan for eligible hourly union employees who meet certain age and employment criteria (hourly pension plan).

•                  Unfunded noncontributory defined benefit medical, dental, vision and life benefits for retired salaried employees who meet certain age and employment criteria (salaried postretirement plan).

•                  Unfunded noncontributory defined benefit medical, dental, vision and life benefits for retired hourly employees who meet certain age employment criteria (hourly postretirement plan).

For two of the plans, all of the covered employees are Vitelco employees. For the remaining two plans, all of the employees are paid out of Vitelco and substantially all of the covered employees are employed by Vitelco. Management has determined that Vitelco should apply single-employer accounting for the plans. Accordingly, the underfunded portion of each respective plan has been recorded as a liability on Vitelco’s financial statements as Vitelco is considered to have ultimate responsibility for the plans.

The changes in benefit obligations and plan assets at May 31, 2016, are presented in the following table:

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans

Fair value of plan assets	$44,843	$—
Benefit obligations	67,338	5,336
Funded status at May 31, 2016	$(22,495)	$(5,336)

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 11.                          Pension and Retirement Plans (Continued)

Accounts recognized in the consolidated balance sheet consists of:

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans

Accrued and other current liabilities	$—	$407
Pension and other postretirement benefit liabilities	22,495	4,929
	$22,495	$5,336

Amounts recognized in accumulated other comprehensive loss consist of:

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans

Net actuarial gain (loss)	$(13,652)	$4,856
Prior service cost	(695)	(272)
	$(14,347)	$4,584

Net periodic benefit cost and other amounts recognized in other comprehensive loss are as follows:

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans

Net periodic benefit cost:	$1,772	$(21)
Other changes in plan assets and benefit obligations recognized in other comprehensive loss:
Net actuarial (gain) loss	5,577	480
Prior service cost due to curtailment	(66)	16
Amortization of prior service cost	(267)	(67)
Settlement recognition	(370)	—
Amortization of net (gain) loss	(226)	440
Recognized net (gain) loss	4,648	869

Total recognized in other comprehensive loss	$4,648	$869
Total recognized in net periodic benefit cost and other comprehensive loss	$6,420	$848

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 11.                          Pension and Retirement Plans (Continued)

The estimated prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $267. The estimated prior service credit for the other postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $67.

Weighted-average assumptions used to determine benefit obligations as of May 31, 2016, are as follows:

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans

Discount rate	3.93%	4.03%
Rate of compensation increase	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for the year ended May 31, 2016, are as follows:

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans

Discount rate	4.09%	4.23%
Rate of compensation increase	N/A	N/A
Expected return on plan assets	6.00%	N/A

The expected long-term rate of return assumption is based upon many factors including asset allocations, historical asset returns, current and expected future market conditions, and risk.

The discount rate used by the Company for valuing pension obligations is based on a review of high quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations.

Assumed medical and dental care cost trend rates have a significant effect on the amounts reported for the Company’s postretirement benefit plans. The assumed medical and dental cost trend rates are as follows:

	Medical	Dental

Health care cost trend rate assumed for next year	5.50%	4.00%
Rate to which the cost trend is assumed to change (the ultimate blend rate)	4.30%	2.00%
Year that the rate reaches the ultimate trend rate	2083	2031

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 11.                          Pension and Retirement Plans (Continued)

Plan Assets

The Company categorizes Plan assets within the fair value hierarchy. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:              Unadjusted quoted prices in active markets for identical assets.

Level 2:              Inputs to the valuation methodology include:

•                  Quoted prices for similar assets in active markets.

•                  Quoted prices for identical assets in inactive markets.

•                  Inputs other than quoted market prices that are observable for the asset.

•                  Inputs that are derived principally from observable market data.

Level 3:              Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for assets measured at fair value.

Cash and cash equivalents: Valued at unamortized cost, which approximates fair value.

Cash investments — money market funds: Valued based on quoted prices of similar securities and observable market data.

Mortgage backed securities : Valued based on quoted prices of similar securities and observable market data.

Domestic corporate bonds: Valued based on quoted prices of similar securities and observable market data.

Municipal bonds: Municipal bonds are generally valued based on quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Fixed income mutual funds: Valued at the closing price reported in the active market in which the individual securities are traded.

US Government obligations: Valued based on quoted prices of similar securities and observable market data.

Common stock: Valued at the closing price reported in the active market in which the individual security is traded.

Mutual funds: Valued at the closing price reported in the active market in which the individual securities are traded.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 11.                          Pension and Retirement Plans (Continued)

The following tables set forth by level with the fair value hierarchy, pension plan assets at their fair value as of May 31, 2016:

		Quoted Prices		Significant
		in Active Markets	Significant	Unobservable
		for Identical Assets	Observable Inputs	Inputs
Asset Class	Total	(Level 1)	(Level 2)	(Level 3)

Cash and cash equivalents	$1,189	$1,189	$—	$—
Fixed income:
Domestic corporate bonds	6,900	—	6,900	—
Fixed income mutual funds	8,383	—	8,383	—
Mortgage backed securities	3,891	—	3,891	—
US governments and agencies	1,445	1,445
Municipal bonds	925		925
Equities:
Common stock — domestic	13,837	13,837	—	—
Common stock — foreign	4,329	4,329	—	—
Mutual funds — equities	3,944	3,944	—	—
	$44,843	$24,744	$20,099	$—

Our pension plan weighted-average asset allocations and our target asset allocations at May 31, 2016, are as follows:

Equity securities	49.31%
Fixed income securities	48.04%
Other investments	2.65%

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 11.                          Pension and Retirement Plans (Continued)

The Plans’ general investment policies diversify investments among both equity and fixed income securities to provide a balance that will enhance total return, while avoiding any undue risk in any single asset class or investment category. The long-term target allocations for salaried pension plan assets are 3% cash and cash equivalents, 30% fixed income securities, 60% equity securities, 3% commodities and 4% public real estate. The long-term target allocations for hourly pension plan assets are 3% cash and cash equivalents, 35% fixed income securities, 57% equity securities, 2% commodities and 3% public real estate. Assets are invested in a prudent manner to maintain the security of funds while maximizing returns within the Company’s Investment Policy guidelines. The specific objectives of the Plans in terms of the return of Plan assets are defined in Absolute and Relative Returns: Absolute Returns will measure the growth of Plan assets in real dollar terms; Relative Returns will compare the time-weighted total return versus capital market indices. The absolute objective of the Plan assets is to seek an average total annual return of the actuarial rate of return as defined by the Plans’ actuaries. Investment risk is mitigated by periodic rebalancing between asset classes as necessitated by changes in market conditions within the Investment Policy guidelines.

Cash Flows

	Defined Benefit	Other Postretirement
	Pension Plans	Benefit Plans
Employer contributions:
Year ended May 31 (actual)	$708	$381
Estimated subsequent year	367	—

Benefit payments:
Year ended May 31 (actual)	$5,648	$381

There were no contributions by participants to any plans during the year ended May 31, 2016.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid during the following calendar years:

	Defined	Other
	Benefit	Postretirement
	Pension	Benefit
	Plans	Plans

Years ending May 31:
2017	$4,392	$414
2018	4,007	390
2019	3,647	391
2020	4,392	339
2021	4,019	287
2022-2026	20,051	1,769
	$40,507	$3,590

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 11.                          Pension and Retirement Plans (Continued)

Retirement Savings Plans

DTR has a 401(k) plan which covers all salaried employees of DTR and DTR’s subsidiaries who are not members of a collective bargaining unit and who meet certain age and employment criteria. Under this plan, employee contributions are elective, and the Company matches a percent of an employee’s elective contribution and may contribute additional amounts at its discretion. For the year ended May 31, 2016, the Company’s match was 2%. With respect to such plan, the Company made contributions of approximately $177 for the year ended May 31, 2016. DTR also has a 401(k) plan for Vitelco hourly union employees who meet certain age and employment requirements. Employee contributions are elective, and no contributions are required by the Company.

Note 12.                          Commitments and Contingencies

General

The Company is a party to various litigation and claims in the normal course of business, the resolution of which, in the opinion of management, are not expected to have a material adverse effect on the financial statements. The Company has not provided for any expected settlement or contingencies as of May 31, 2016, other than as noted below. However, there can be no assurance that the resolution of these matters will not be contrary to management’s expectation.

Virgin Islands Public Service Commission

Vitelco is subject to certain VIPSC orders. Management believes Vitelco has substantively complied with these orders.

Rate Proceeding

The VIPSC adopted and approved a Consent Order on June 1, 2016 that had been agreed to between the VIPSC Staff and the Company prior to that date. The Consent order established new local rates and adopted the Company’s filed depreciation study. The new rates became effective on August 1, 2016.  Per FCC Part 32 regulations, Vitelco follows a Group Accounting methodology for depreciation. The adopted depreciation study revised depreciation rates that had not been changed since 1991.  Moreover it reduced the number of groups for which depreciation expenses are determined.  Whereas the Company previously calculated depreciation for groups that were defined by the Part 32 specified plant asset categories by vintage year placed, the adopted study collapsed all of the vintage years into a single group.  The depreciation rates for each of the collapsed groups take into consideration the characteristics of the plant asset category as a whole, most notably average remaining lives for the group, future net salvage and survivor curves.  The adoption of the new depreciation rates took effect as of March 1, 2016 at the time the Company’s new study and rates were confirmed by the VIPSC.

Note 13.                          Connect America Fund Support

With the advent of the Federal Communications adoption of the Connect America Fund (CAF II), existing High Cost Program support was frozen at December 2011 levels. Rather than adopting a model-calculated support for non-contiguous areas (e.g., U.S. Virgin Islands), the FCC ruled in an order issued in April 2014 that the carriers would receive frozen support for the five year term of CAF II. For Vitelco, the support for the High Cost Loops Support (HCLS) program and Interstate Common Line Support (ICLS) program were frozen at existing levels. Approximately 15% of operating revenues for the year ended May 31, 2016 were earned from CAF II and are included in wireline service revenues.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 14.                          Collective Bargaining Agreement

Approximately 54% of the Company’s employees are covered by a collective bargaining agreement.

Hourly employees of St. Maarten Cable are members of a union but are not covered by a collective bargaining agreement. St. Maarten Cable has ongoing negotiations with the union about entering into a collective bargaining agreement without any final resolution. In addition, salaried workers have started the process to become members of a union. As of May 31, 2016, approximately 83%, of the Company’s St. Maarten employees are members of a union.

Note 15.                          Protected Cell License Agreement

Effective June 1, 2011, several subsidiaries (collectively, the RT Park Companies) entered into a 15-year agreement with the University of the Virgin Islands Research and Technology Park Corporation (RT Park) whereby the RT Park Companies will receive certain tax incentives in exchange for a non-refundable payment of $1,000, annual management fees in the amount of the greater of $120 or 0.4% of gross revenue, and a 0.5% ownership interest in each of the RT Park Companies. In addition, the agreement calls for certain annual commitments for student entrepreneurship awards to the University of Virgin Islands, network enhancements for RT Park, purchase of bandwidth capacity from RT Park by the RT Park Companies under certain conditions and a commitment by the RT Park Companies to invest an incremental $9,000 in aggregate in technology, training and telecommunications infrastructure in the United States Virgin Islands during the first 5 years of the agreement.  The agreement ended on June 1, 2016.

The RT Park Companies receive the following tax benefits:

•                  An exemption on taxes on real property.

•                  An exemption from gross receipts taxes on receipts.

•                  An exemption from excise taxes on certain building materials and supplies.

•                  An exemption from excise taxes on raw materials and component parts brought into the USVI for the purpose of producing, creating or assembling an article, good or commodity.

•                  An exemption from withholding tax with respect to payments of interest and a four percent (4%) withholding rate on the payments of dividends and royalties.

•                  A reduction in customs duties from six percent (6%) to one percent (1%) on raw materials and component parts brought into the USVI to produce, create, or assemble an article, good, or commodity.

The Company has recorded the initial fee and issuance of the .5% non-controlling interest of RT Park Companies to the protected cell license in intangible assets. The non-controlling interest was recorded at fair value based on valuations prepared by outside specialists.

Caribbean Asset Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Note 16.                          Liquidity and Economic Dependence

During the year ended May 31, 2016, the Company incurred net losses of $10,769. In addition, the Company recorded impairment charges to goodwill totaling $1,070 for the year ended May 31, 2016. As of May 31, 2016, the Company had members’ deficit of $84,572 and a working capital deficit of $99,713.

The Company’s majority equity holder is also the issuer of the Company’s long-term debt.

On September 30, 2015, CFC entered into a Purchase Agreement to sell all of the issued and outstanding membership interests of the Company to ATN VI Holdings, LLC (Buyer) and Atlantic Tele-Network, Inc. (parent company of buyer) for a purchase price of $145 million. The purchase price is subject to adjustment for certain items specified in the Purchase Agreement, including, among others, any cash and debt of CAH as of the closing, CAH’s working capital, changes to the rates in effect for residential and business wireline telephone customers upon finalization of pending rate review proceedings, and certain employee and pension maters. The Company completed the transaction July 1, 2016, after various closing conditions in the agreement were met and regulatory approvals were obtained. At the time of closing, the long term debt was canceled.

Note 17.                          Subsequent Events

Management has evaluated subsequent events through September 15, 2016, which is the date the consolidated financial statements were available to be issued.